As filed with the Securities and Exchange Commission on May 23, 2007
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NOBLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	73-0785597 (IRS Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas (Address of Principal Executive Offices)	77067 (Zip Code)
Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
(Full title of the Plan)

Chris Tong	Copy to:
Chief Financial Officer Noble Energy, Inc. 100 Glenborough, Suite 100 Houston, Texas 77067 (Name and address of agent for service)	Joe Dannenmaier Harry R. Beaudry Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111

(281) 872-3100 (Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount	Proposed maximum	Proposed maximum	Amount
to be	to be	offering price	aggregate	of
registered	registered (1)(2)	per share (3)	offering price (3)	registration fee
Common Stock, $3.33 1/3 par value per share	3,500,000 shares	$63.31	$221,585,000	$6,803

(1)	Registrant is registering 3,500,000 shares under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan pursuant to this Registration Statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the plan as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange for May 21, 2007.

PART I
EXPLANATORY NOTE
AND INCORPORATION OF CONTENTS OF PRIOR
REGISTRATION STATEMENTS
          The contents of Registration Statement No. 333-108162 relating to the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 22, 2003, the contents of the Registration Statement No. 333-54084 relating to the 1992 Plan filed by the Registrant with the Commission on November 2, 1992 and the contents of Registration Statement No. 333-39299 relating to the 1992 Plan filed by the Registrant with the Commission on October 31, 1997 (collectively, the “Prior Registration Statements”), including all exhibits thereto, are incorporated herein by reference pursuant to General Instruction E to Form S-8, except as revised in Part II of this Registration Statement. The purpose of this Registration Statement is to register 3,500,000 additional shares of common stock of the Registrant for offer and sale pursuant to the 1992 Plan.
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);
          (b) All other reports filed by the Registrant since December 31, 2006 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;
          (c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-4 (No. 333-122262) as filed with the Commission on January 24, 2005, including any subsequent amendment(s) or report(s) filed for the purposes of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, TX 77067-3610, Attention: Secretary, telephone (281) 872-3100.
Item 4. Description of Securities.
          Not Applicable
Item 5. Interests of Named Experts and Counsel.
          Not Applicable

Item 6. Indemnification of Directors and Officers.
          The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify its directors and officers, subject to certain limitations.
          Reference is made to Article VI of the Bylaws of the Registrant as currently in effect, which provides for indemnification of directors and officers of the Registrant under certain circumstances. The Registrant has entered into an indemnity agreement with each of the directors and executive officers of the Registrant, which provides certain protections to such persons against legal claims and related expenses.
          The form of the indemnity agreements entered into between the Registrant and each of the Registrant’s directors and executive officers is filed as Exhibit 10.18 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 1995.
          Pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant limits the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.
          The Registrant also maintains insurance to protect itself and its directors, officers, and certain employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities.
          The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, agreement, certificate of incorporation and insurance policy referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.
          Reference is made to the Exhibit Index that appears at page 5 of this Registration Statement for a detailed list of exhibits filed as a part hereof.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     (iii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 23, 2007.

NOBLE ENERGY, INC.
By:	/s/ CHARLES D. DAVIDSON
Charles D. Davidson
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned persons hereby constitute and appoint Charles D. Davidson and Chris Tong, or either of them, as their true and lawful attorneys-in-fact with full power to execute in their names and on their behalf, in the capacities indicated below, any and all amendments to this Registration Statement and the Prior Registration Statements filed with the Commission and hereby ratify and confirm all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ Charles D. Davidson Charles D. Davidson	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 23, 2007

/s/ Chris Tong Chris Tong	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 23, 2007

/s/ Jeffrey L. Berenson Jeffrey L. Berenson	Director	May 23, 2007

/s/ Michael A. Cawley Michael A. Cawley	Director	May 23, 2007

/s/ Edward F. Cox Edward F. Cox	Director	May 23, 2007

/s/ Thomas J. Edelman Thomas J. Edelman	Director	May 23, 2007

/s/ Kirby L. Hedrick Kirby L. Hedrick	Director	May 23, 2007

/s/ Bruce A. Smith Bruce A. Smith	Director	May 23, 2007

/s/ William T. Van Kleef William T. Van Kleef	Director	May 23, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (as amended through April 24, 2007), (filed as exhibit 10.1 to Registrant’s Current Report on Form 8-K (Date of Event: April 24, 2007) filed April 30, 2007 and incorporated herein by reference).

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of PriceWaterhouseCoopers LLP

23.3*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

*	Filed herewith.